Exhibit 99.1

February 26, 2016

Greg Panagos

Vice President, Investor Relations

856-566-4005

gregory.panagos@amwater.com

Maureen Duffy

Vice President, Communications

856-309-4546

maureen.duffy@amwater.com

American Water Appoints Veronica M. Hagen as New Independent Member of the Board of Directors

VOORHEES, N.J., February 26, 2016 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that Veronica "Ronee" M. Hagen has been appointed as an independent member of the company's board of directors effective February 25, 2016.

"American Water is pleased to have Ms. Hagen join our board of directors," said George MacKenzie, chairman of the board of American Water. "Ms. Hagen has extensive public company board experience. Additionally, her 35 years of executive experience in global operational management and commercial business leadership will further strengthen our board membership."

"We are honored to have someone with Ronee's experience and talent become part of American Water's governance," said Susan Story, president and CEO of American Water. "She has served as the CEO of two successful companies and her leadership knowledge in employee engagement, customer service, strategic planning and business growth will add significant value to our company.”

From 2007 until her retirement in 2013, Hagen served as president and chief executive officer of Polymer Group, Inc. (PGI), a leading global producer and marketer of engineered materials.

Prior to PGI, Hagen was the president and chief executive officer of Sappi Fine Paper from 2004 to 2007, a division of a South African based global leader in the pulp and paper industry.

Hagen was also a vice president and the chief customer officer at Alcoa Inc. Prior to that role, she was the business unit president of Alcoa Engineered Products with full profit and loss accountability for 21 operating plants and multiple sales offices. Hagen also owned and operated Metal Sales Associates, a privately-held metal business.

Hagen has served on public company boards for more than 15 years. She is currently the Lead Director of Southern Company and also sits on the compensation and management succession committee and the nuclear/operations

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committee. She also serves on the board of Newmont Mining Corporation, where she serves as chair of the compensation committee and as a member of the nominating and governance committee.

Hagen is a member of a number of organizations including the Committee of 200, Women Corporate Directors, and National Association of Corporate Directors. She is a past member of the boards of the Boston Ballet, the Lyric Opera of Chicago, and the Economic Clubs of Chicago and Charlotte.

Hagen graduated from the University of Southern California, earning a degree in International Relations. She has also participated in executive education programs in finance from the Wharton School, University of Pennsylvania, and an executive leadership program at Harvard University.

American Water is the largest and most geographically diverse publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found by visiting www.amwater.com.

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